[OLIVE LLP LETTERHEAD]



September 13, 1999

Board of Directors
MFS Financial, Inc.
110 E. Charles Street
Muncie, IN  47305-2499

Board of Directors
Mutual Federal Savings Bank
110 E. Charles Street
Muncie, IN  47305-2499

Gentlemen:

This document sets forth our opinion regarding the State of Indiana income tax consequences of the proposed conversion of Mutual Federal Savings Bank ("Mutual") from a federally-chartered mutual savings bank form of organization to a federally-chartered stock savings bank ("Savings") and the acquisition of Savings by MFS Financial, Inc. ("Holding Company").

Capitalized terms used herein, which are not expressly defined, shall have the meaning ascribed to them in the federal tax opinion dated August 30, 1999 from the law firm Silver, Freedman & Taff, LLP.

SCOPE OF OPINION

In arriving at our opinion, we have relied solely upon the factual information contained in the August 30, 1999 federal tax opinion letter from Silver, Freedman & Taff, LLP, the representations concerning the proposed transaction by Holding Company and Bank management delineated in the August 30, 1999 federal tax opinion letter (of the law firm of Silver, Freedman & Taff, LLP) and other representation and discussions with Holding Company and Bank management.

OPINION

Based solely on the factual information contained in the aforementioned sources, and representations of Holding Company and Bank management, in our view the proposed conversion of Mutual into Savings will constitute a reorganization transaction for State of Indiana purposes under the principles of IRC 368(a)(I)(F). Neither Mutual nor Savings shall recognize gain or loss as a result of the conversion.

Likewise, due to the tax-free nature of the transaction for Indiana tax purposes, the remaining opinions as expressed in the federal tax opinion will result in identical treatment for Indiana purposes.


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September 13, 1999
Page Two

OTHER LIMITATIONS OF OPINION

No opinion is expressed concerning the income tax treatment of the transaction under any provision of federal law or any other state taxing jurisdiction, or as to the tax treatment of any conditions existing at the time of, or effects from, the transaction not specifically discussed above.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-1 of the Holding Company and the Form AC Application for Conversion of the Bank and the references to and summary of this opinion in such Registration Statement and Application for Conversion. We also consent to the inclusion of this opinion as an exhibit to the Form H-(e)1-S Application of MFS Financial, Inc. and the reference to and summary of this opinion in that Form H-(e)1-S.

Very truly yours,

OLIVE LLP

/s/ Douglas E. Born

Douglas E. Born, CPA
Partner